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Exhibit 3.19

ARTICLES OF AMENDMENT
FOR
GENERAL AMERICAN THEATRES, INC.

Registry Number:    086988-13

Date of Incorporation:    July 22, 1969

1.
The name of the corporation is General American Theatres, Inc.

2.
Article VII is hereby added to the corporation's articles of incorporation to read as follows:

          "Article VII

          "No shareholder of the Corporation shall, by reason of his holding shares of any class, have any preemptive or preferential rights to purchase or subscribe to any shares of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class now or hereafter to be authorized (whether or not the issuance of any such shares of such notes, debentures, bonds, or other securities would adversely affect the dividend or voting rights of such shareholder) other than such rights, if any, as the board of directors in its discretion from time to time may grant at such price as the board of directors may fix; and the board of directors may issue shares of the Corporation or any notes, debentures, bonds, or other securities, convertible into or carrying options or warrants to purchase shares without offering any such shares, either in whole or in part, to the existing shareholders."

3.
The amendment was adopted to be effective August 1, 1989.

4.
Shareholder vote was required to adopt the amendment. There are 275 shares of common stock outstanding and 275 votes were entitled to be cast. 275 votes were cast for and 0 votes cast against the amendment.

/s/ MICHAEL KEEGAN Michael Keegan, Vice President

Person to contact about this filing:

David R. Gibson
Bogle & Gates
1400 KOIN Center
222 S.W. Columbia
Portland, Oregon 97201
(503) 222-1515

ARTICLES OF INCORPORATION

OF

GENERAL AMERICAN THEATRES, INC.

        KNOW ALL MEN BY THESE PRESENTS, THAT ROBERT CLAPPERTON, GEORGE W. MEAD and RUTH E. KENNEDY, citizens of the United States and citizens and residents of the State of Oregon, desiring to incorporate ourselves and to form a corporation under and pursuant to the laws of the State of Oregon relating to private corporations, for the purpose of engaging in the enterprise, business, pursuit and occupation hereinafter in these articles of incorporation set forth, do hereby make, execute, adopt, subscribe and acknowledge, in duplicate, the following articles of incorporation, to-wit:

ARTICLE I

        The name assumed by this corporation and by which it shall be known shall be "GENERAL AMERICAN THEATRES, INC.," and the term of its existence shall be unlimited as to time.

ARTICLE II

        The object, business and pursuit for which this corporation is formed and organized and for which it proposes to engage are as follows:

        (1)  To engage in the business of owning, leasing and operating of theatres of all kinds and nature and to engage in the entertainment and amusement business.

        (2)  To acquire, hold, own, use, rent, enjoy, possess, improve, mortgage, pledge, and dispose of real and personal and mixed property of every kind and character;

        (3)  To acquire, buy, rent, lease, deal in, and to own, use, sell and otherwise dispose of lands, buildings, machinery, tools, appliances, merchandise and materials of all descriptions, and to acquire, own, hold, leave, exchange, sell, mortgage and otherwise deal in and dispose of chattels, notes, bonds, mortgages, and securities and personal property of every character and description:

        (4)  To purchase, receive, lease or otherwise acquire and to own, use, hold, sell, convey, exchange, lease, mortgage, improve, develop, manage, operate and otherwise handle and dispose of real estate and real property and any and all interests or rights in real property, and to collect, use and dispose of the income or profits from any thereof;

        (5)  To make, enter into, perform and carry out contracts for constructing, building, altering, improving, repairing, maintaining, furnishing, and operating machines, devices, equipment and apparatus of every kind and description, and to enter into agreements of all kinds with builders, contractors, agents, property owners and others, public and private, for all or any of the objects and purposes in these articles mentioned;

        (6)  To borrow money on the credit of the corporation and to issue evidences of indebtedness and to secure the same by mortgage, pledge or otherwise;

        (7)  To purchase, acquire, hold, sell, assign, or otherwise dispose of shares of capital stock of other corporations and to exercise in respect thereof all the rights, powers and privileges of individual owners or holders thereof and all voting powers in respect thereof, and to purchase or otherwise acquire shares of its own capital stock, and to own, hold and dispose of the same for any and all lawful purposes.

        (8)  And generally to do everything necessary or appropriate for the transaction of the business of the corporation and anything which a natural person might lawfully do in connection with any of the foregoing, with all the powers and authority now or hereafter conferred by law upon private corporations.

ARTICLE III

        The place where this corporation shall have its registered office and place of business shall be 829 N.W. 19th Avenue, Portland, Oregon, and the name of its initial registered agent at this address shall be Thomas P. Moyer.

ARTICLE IV

        The capital stock of this corporation shall consist of 500 shares of common stock with par value of $100.00 per share and the amount of capital to be paid in before this corporation shall begin business shall be the sum of Fifty Thousand Dollars ($50,000.00).

ARTICLE V

        The number of directors constituting the initial board of directors of the corporation shall be three (3) in number and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors be elected and qualified are as follows:

    Thomas P. Moyer
    829 N.W. 19th Avenue
    Portland, Oregon

    Marilyn Moyer
    829 N.W. 19th Avenue
    Portland, Oregon

    W.M. Hays
    Route 2, Box 291
    Newberg, Oregon

ARTICLE VI

        The name and address of each corporator is as follows:

    Robert Clapperton
    11837 S.W. Riverwood Road
    Portland, Oregon

    George W. Mead
    5040 S.W. Hilltop Lane
    Portland, Oregon

    Ruth E. Kennedy
    1800 S.W. Parkview Court
    Portland, Oregon

        IN WITNESS WHEREOF, to these Articles of Incorporation in duplicate, we, the incorporators, have hereunto set our hands and seals this 7th day of July, 1969.

/s/ ROBERT CLAPPERTON	[SEAL]
/s/ GEORGE W. MEAD	[SEAL]
/s/ RUTH E. KENNEDY	[SEAL]

STATE OF OREGON	)
: ss.
County of Multnomah	)

        I, ROBERT CLAPPERTON, GEORGE W. MEAD and RUTH E. KENNEDY, being first duly sworn, depose and say:

        That I am of the age of more than twenty-one years and one of the incorporators who executed the foregoing Articles of Incorporation and that the foregoing Articles of Incorporation are true as I verily believe.

/s/ ROBERT CLAPPERTON
/s/ GEORGE W. MEAD
/s/ RUTH E. KENNEDY

        Subscribed and sworn to before me this 7th day of July, 1969.

/s/ MARY MCHENRY Notary Public for Oregon My Commission Expires: February 9, 1973

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  Exhibit 3.19
ARTICLES OF AMENDMENT FOR GENERAL AMERICAN THEATRES, INC.
ARTICLES OF INCORPORATION OF GENERAL AMERICAN THEATRES, INC.
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI